Exhibit 99.1
FOR IMMEDIATE RELEASE
NEWS
FROM

Contact:	Bank Mutual Corporation NASDAQ: BKMU Michael T. Crowley Jr. Chairman, President and Chief Executive Officer 414-354-1500 Rick B. Colberg Chief Financial Officer 866-705-2568
BANK MUTUAL CORPORATION REPORTS EARNINGS
FOR THE SECOND QUARTER OF 2007 AND
SIX MONTHS ENDED JUNE 30, 2007
Milwaukee, Wisconsin
July 19, 2007
Bank Mutual Corporation (NASDAQ—BKMU) reported net earnings of $4.6 million or $0.08 diluted earnings per share for the three months ended June 30, 2007 as compared to $5.5 million or $0.09 diluted earnings per share during the same period in 2006. Earnings for the six months ended June 30, 2007 were $9.3 million or $0.16 diluted earnings per share as compared to $10.8 million or $0.18 diluted earnings per share during the same period in 2006. Earnings decreased
CORPORATE HEADQUARTERS
4949 West Brown Deer Road • P.O. Box 245034 • Milwaukee, Wisconsin 53224-9534 • Telephone 414-354-1500

for both periods in 2007 primarily as a result of a decrease in the net interest margin, partially offset by a gain on the sale of undeveloped land in the second quarter of 2007 and for the six months ended June 30, 2007, a recovery of previous provisions for loan losses. Diluted earnings per share calculations and net income were also affected by Bank Mutual’s ongoing stock repurchase programs.
“The rate at which our net interest margin is being compressed appears to be slowing. One solution we have identified to improve the net interest margin is to change the mix within our loan portfolio to be more dollar weighted to commercial business and commercial real estate. Although we have not yet achieved our objective, we believe that our efforts are beginning to see some success. In addition, the consistent application of our conservative underwriting standards is evident with our non-performing loans being at 0.70% of our total loan portfolio. In times of economic stress, it is comforting to know that our loan portfolio is comprised of good credits and that we have not booked lesser credits or sub-prime loans in an effort to reach for higher yields. We also continue to actively expand new offices and, at the same time, continue to emphasize expense control”, stated Michael T. Crowley, Jr., Chairman, President and Chief Executive Officer of Bank Mutual Corporation.
The reported results represent an 11.1% decrease in diluted earnings per share both for the second quarter of 2007 and for the six months ended June 30, 2007 as compared to the same periods in 2006. Net income decreased 16.0% for the second quarter of 2007 and 14.2% for the six months ended June 30, 2007 as compared to the same period in 2006.
One to four family mortgage loan originations and purchases were $81.2 million for the second quarter of 2007 and $143.0 million for the six months ended June 30, 2007 as compared to $112.9 million for the second quarter of 2006 and $203.2 million for the six months ended June 30, 2006. The decreased originations and purchases of mortgage loans in both periods were the result of increased market interest rates on mortgage loan offerings and a related decrease in home sales, purchases and construction.
Multi-family and commercial real estate mortgage loan originations were $41.4 million for the second quarter of 2007 and $91.7 million for the six months ended June 30, 2007 as compared to $27.7 million for the second quarter of 2006 and $64.3 million for the six months ended June 30, 2006. The increased originations in both periods were the result of management’s emphasis on these products, the hiring of new personnel and additional marketing efforts.
Loan sales were $29.0 million for the second quarter of 2007 and $54.2 million for the first six months of 2007 as compared to $22.9 million for the second quarter of 2006 and $39.8 million for the first six months of 2006. Loan sales increased because of increased fixed rate mortgage loan originations that resulted from the consumer preference for fixed rate mortgage loans during a period with a flat or inverted yield curve. As a result of the increased loan sales, gains on the sales of loans were $432,000 for the second quarter of 2007 as compared to $292,000 for the same period in 2006 and for the six months ended June 30, 2007 gains on sales of loans were $762,000 as compared to $512,000 for the first six months of 2006.

Consumer loan originations for the second quarter of 2007 were $33.6 million and $63.0 million for the six months ended June 30, 2007, as compared to $46.3 million for the second quarter of 2006 and $83.8 million for the first six months of 2006. The decreased originations for both periods were primarily the result of declining demand in the face of increased interest rates on consumer loan offerings, slower growth in homeowners’ equity, and discontinuance in May, 2006 of indirect automobile loan originations through our 50% owned subsidiary, Savings Financial Corporation.
Commercial business loan originations increased in the second quarter of 2007 and for the first six months of 2007. Commercial business loan originations for the second quarter of 2007 were $12.2 million and $22.4 million for the first six months of 2007 as compared to $8.1 million in the second quarter of 2006 and $16.5 million for the first six months of 2006. This increase for the period was primarily the result of the continued emphasis by management to develop this portion of our loan portfolio, including the hiring of new personnel.
In total, loan originations and purchases for the second quarter of 2007 were $168.5 million as compared to $195.0 million for the same period of 2006 and $320.1 million for the first six months of 2007 as compared to $367.8 million of the same period in 2006. The decreases in both periods were due to the factors discussed above.
Total assets at June 30, 2007 were $3.4 billion as compared to $3.5 billion at December 31, 2006.
Mortgage-related securities increased by $4.3 million in the first six months of 2007 primarily as a result of purchasing new mortgage-related securities, offset by repayments within the mortgage-related securities portfolio and a slight decline in the market value of the mortgage-related securities portfolio.
Deposits decreased $57.2 million during the first six months of 2007 to $2.1 billion as compared to $2.2 billion at December 31, 2006. Within the deposit portfolio, certificates of deposit decreased $69.0 million and our core deposits (checking, savings and money market accounts) increased $11.8 million. The decrease in certificates of deposit was primarily the result of management’s decision to reduce the amount of wholesale deposits.
Borrowings increased to $812.9 million at June 30, 2007 as compared to $705.0 million at December 31, 2006. The new borrowings were primarily used for funding our stock repurchase programs, funding the decrease in wholesale deposits and purchasing mortgage-related securities.
We have paid twenty-six consecutive cash dividends since our initial stock offering. Cash dividends paid in the second quarter of 2007 were $0.08 per share as compared to $0.07 per share for the second quarter in 2006. This cash dividend increase of $0.01 per share in the second quarter of 2007 is a 14.3% increase over the cash dividends paid in the second quarter of 2006.

Non-performing loans to total loans at June 30, 2007 decreased to 0.70% as compared to 0.72% at December 31, 2006. This decrease in non-performing loans was primarily the result of one non-performing commercial business loan being paid-off in the first quarter of 2007. As a result of this loan being repaid, we recovered a net amount of approximately $929,000 of loan loss provisions in the first quarter of 2007 partially offset by additional provisions for loan losses of $51,000 in the second quarter of 2007. Our allowance for loan losses at June 30, 2007 was $11.5 million or 82.2% of non-performing loans and 75.6% of non-performing assets.
The net interest margin for the second quarter of 2007 decreased to 2.06% and 2.07% for the first six months of 2007 as compared to 2.32% for the second quarter of 2006 and 2.35% for the first six months of 2006. The decreased net interest margin for both periods was primarily the result of the rising costs of deposits and borrowings, the inversion of the yield curve, the effects of our stock repurchase programs and the purchase of Bank Owned Life Insurance late in the fourth quarter of 2006. Specifically, the inversion of the yield curve reduced our ability to price our loan offerings at interest rates that would allow us to increase the yield on our loan portfolio faster than the increase in our cost of funds, thus compressing our net interest margin. In addition, contract terms of existing loans can affect our ability to reprice those assets.
In the second quarter of 2007, Arrowood Development, our 50% owned land development company sold approximately 30 acres of undeveloped land out of approximately 318 acres of land that it has under development. Our portion of this sale resulted in a pre-tax profit of approximately $585,000.
The effective income tax rate for the first six months of 2007 was 34.1% as compared to 35.2% for the same period in 2006 primarily as a result of the purchase of Bank Owned Life Insurance in the fourth quarter of 2006. The increase in cash value of Bank Owned Life Insurance usually is not taxable.
Book value per share was $8.52 at June 30, 2007. The annualized return on average equity (ROE) for the second quarter of 2007 was 3.79% and 3.71% for the first six months of 2007. The annualized return on average assets (ROA) for the second quarter of 2007 was 0.52% and 0.53% for the first six months of 2007. We repurchased 2,291,048 shares during the second quarter of 2007 at an average price of $11.59 per share and 5,401,048 shares during the first six months of 2007 at an average price of $11.67 per share. We regularly review market conditions and costs of funds to determine when share repurchases are appropriate. Further information regarding Bank Mutual Corporation’s assets, liabilities and operations is attached.
Bank Mutual Corporation is the fifth largest financial institution holding company headquartered in the state of Wisconsin and its stock is quoted on The NASDAQ Global Select Market® under the symbol “BKMU”. Its subsidiary bank, Bank Mutual, operates 77 offices in the state of Wisconsin and one office in Minnesota.
* * *

Outlook
(The following are forward looking statements; see “Cautionary Statements” below.) Bank Mutual Corporation’s management has identified a number of factors which may affect the Company’s operations and results in the balance of 2007. They are as follows:
•	There may be an environment of continued economic slow down and an inverted or flat interest rate yield curve throughout 2007. If that is the case, there are a number of effects that Bank Mutual, like other financial institutions, would likely experience.
•	Loan originations could continue to decrease, along with related interest and fee income.

•	A slow down in the appreciation of the value of real estate or even a decrease in value may occur. Reduced property prices could negatively affect the volume of home sales, which in turn could affect mortgage loan originations and prepayments. It may also impact the quality of some of our loans as a result of increased delinquencies.

•	A continuation of stabilizing and softening real estate values could affect the value of the collateral securing our mortgage loans. A decrease in value could in turn lead to increased losses on loans in the event of foreclosures, which would affect our provisions for loan losses and profitability. Also, if customer demand for real estate loans decreases, our profits may decrease because our alternative investments, primarily mortgage-related securities, earn less income than real estate loans.
•	An inverted or flat yield curve will also likely continue to affect our net interest margin. The net interest margin would continue to be less than optimal as a result of the abnormally low difference between our cost of deposits and borrowings and the yield on loans. A low net interest margin would negatively affect our net income.

•	Bank Mutual will continue to further emphasize commercial real estate and commercial business loans, all of which can present a higher risk than residential mortgages. Adding personnel to continue this emphasis will increase our costs. Market conditions and other factors may continue to affect our ability to increase our loan portfolio with these types of loans.

•	We opened two new offices in first half of 2007 and anticipate opening one additional new office in 2007. The addition of new offices increases our occupancy and related personnel costs going forward, which will increase our costs for 2007.

•	Like many Wisconsin financial institutions, Bank Mutual has non-Wisconsin subsidiaries that hold and manage investment assets, the income from which has not been subject to Wisconsin tax. The Wisconsin Department of Revenue has instituted an audit program specifically aimed at out of state investment subsidiaries. Depending upon the terms and circumstances, an adverse resolution of these matters could result in additional Wisconsin tax obligations for prior periods and/or higher Wisconsin taxes going forward, with a substantial negative impact on our earnings. Although we believe we have reported income and paid Wisconsin taxes in accordance with applicable legal requirements and the Department’s long-standing interpretations of them, our position may not prevail in court or other actions may occur which give rise to liabilities. We also may incur further costs in the future to address and defend these issues.
* * *
Cautionary Statements
The discussions in this news release which are not historical statements contain forward-looking statements that involve risk and uncertainties. Statements which are not historical statements include those under “Outlook” and those in the future tense or which use terms such as “believe,” “expect,” and “anticipate.” Bank Mutual Corporation’s actual future results could differ in important and material ways from those discussed. Many factors could cause or contribute to such differences. These factors include changing interest rates and related yield curves, changes in demand for loans or other services, customer response to new products and services, competition from other institutions, the results of our lending activities and loan loss experience, changes in real estate values, developments in the war on terrorism and other international developments, other general economic and political developments, those items discussed under “Outlook,” and other factors discussed in our filings with the Securities and Exchange Commission.
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BANK MUTUAL CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	June 30,	December 31,
	2007	2006
	(In thousands)
Assets
Cash and due from banks	$43,821	$44,438
Federal funds sold	14,500	—
Interest-earning deposits	2,400	1,022

Cash and cash equivalents	60,721	45,460
Securities available-for-sale, at fair value:
Investment securities	62,626	48,290
Mortgage-related securities	1,069,199	1,064,851
Loans held for sale	9,576	3,787
Loans receivable, net	1,987,728	2,024,325
Goodwill	52,570	52,570
Other intangible assets	2,758	3,089
Mortgage servicing rights	4,756	4,653
Other assets	187,759	204,360

	$3,437,693	$3,451,385

Liabilities and Shareholders’ Equity
Liabilities:
Deposits	$2,101,441	$2,158,641
Borrowings	812,906	705,025
Advance payments by borrowers for taxes and insurance	21,866	2,199
Other liabilities	28,432	49,223

	2,964,645	2,915,088

Minority interest in real estate development	2,909	2,518

Shareholders’ equity:
Preferred stock — $.01 par value:
Authorized — 20,000,000 shares in 2007 and 2006
Issued and outstanding — none in 2007 and 2006	—	—
Common stock — $.01 per value:
Authorized — 200,000,000 shares in 2007 and 2006
Issued — 78,783,849 shares in 2007 and 2006
Outstanding — 55,194,679 in 2007 and 60,277,087 in 2006	788	788
Additional paid-in capital	496,456	496,302
Retained earnings	273,596	273,454
Unearned ESOP shares	(2,616)	(3,066)
Accumulated other comprehensive income	(20,743)	(15,426)
Treasury stock — 23,589,170 in 2007 and 18,506,762 shares in 2006	(277,342)	(218,273)

Total shareholders’ equity	470,139	533,779

	$3,437,693	$3,451,385

BANK MUTUAL CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
	(In thousands, except per share data)
Interest income:
Loans	$30,346	$29,103	$60,289	$57,513
Investments	1,146	935	2,165	1,856
Mortgage-related securities	13,083	13,138	26,113	25,036
Interest-earning deposits	1,141	442	1,564	851

Total interest income	45,716	43,618	90,131	85,256
Interest expense:
Deposits	19,140	16,481	37,771	31,754
Borrowings	9,331	7,618	18,034	14,573
Advance payment by borrowers for taxes and insurance	5	6	7	8

Total interest expense	28,476	24,105	55,812	46,335

Net interest income	17,240	19,513	34,319	38,921

Provision for loan losses	51	56	(878)	119

Net interest income after provision for loan losses	17,189	19,457	35,197	38,802
Noninterest income:
Service charges on deposits	1,675	1,506	3,171	2,666
Brokerage and insurance commissions	686	593	1,299	1,134
Loan related fees and servicing revenue	375	373	757	699
Gains on sale of investments	—	—	—	694
Gain on sales of loans	432	292	762	512
Real estate investment partnership income	1,422	—	1,422	—
Other	2,040	1,353	4,164	2,788

Total noninterest income	6,630	4,117	11,575	8,493
Noninterest expenses:
Compensation, payroll taxes and other employee benefits	9,551	9,167	19,194	18,740
Occupancy and equipment	2,934	2,648	5,761	5,249
Amortization of other intangible assets	166	166	331	331
Real estate investment partnership cost of sales	645	—	645	—
Other	3,090	3,109	6,331	6,233

Total noninterest expenses	16,386	15,090	32,262	30,553
Minority interest in income of real estate operations	391	—	391	—

Income before income taxes	7,042	8,484	14,119	16,742
Income taxes	2,439	3,005	4,809	5,897

Net income	$4,603	$5,479	$9,310	$10,845

Per share data:
Earnings per share-basic	$0.08	$0.09	$0.17	$0.18

Earnings per share-diluted	$0.08	$0.09	$0.16	$0.18

Cash dividends paid	$0.08	$0.07	$0.16	$0.14

Bank Mutual Corporation and Subsidiaries
Supplemental Financial Information (Unaudited)
(Dollars in thousands except per share amounts and ratios)

	For the three months ended June 30,		For the six months ended June 30,
	2007	2006	2007	2006
Originations
Mortgage loans
One-to-four-family	$57,700	$64,652	$101,684	$107,248
Multi-family	14,912	7,257	40,586	32,857
Commercial Real Estate	26,448	20,421	51,066	31,426

Total Mortgage Loans	99,060	92,330	193,336	171,531

Consumer loans	33,624	46,298	63,020	83,788
Commercial business loans	12,248	8,121	22,415	16,549

Total loan originations	$144,932	$146,749	$278,771	$271,868

Purchases:
Mortgage loans	23,539	48,205	41,350	95,978

Total loan purchases	23,539	48,205	41,350	95,978

Total loans originated and purchased	$168,471	$194,954	$320,121	$367,846

Loan Sales	$29,045	$22,854	$54,234	$39,763

	June 30,	December 31,
	2007	2006
Loan Portfolio Analysis
Mortgage loans:
One-to-four family	$1,080,038	$1,123,905
Multi-family	187,856	157,768
Commercial real estate	163,463	167,089
Construction and development	183,818	187,323

Total mortgage loans	1,615,175	1,636,085
Consumer loans	404,052	431,246
Commercial business loans	51,550	52,056

Total loans receivable	2,070,777	2,119,387
Deductions to gross loans	83,049	95,062

Total loans receivable, net	$1,987,728	$2,024,325

Bank Mutual Corporation and Subsidiaries
Supplemental Financial Information (Unaudited) (continued)
(Dollars in thousands except per share amounts and ratios)

	June 30,	December 31,
	2007	2006
Asset Quality Ratios
Non-performing mortgage loans	$11,854	$11,504
Non-performing consumer loans	1,096	803
Non-performing commercial business loans	410	1,625
Accruing loans delinquent 90 days or more	653	565

Total non-performing loans	$14,013	$14,497

Total non-performing assets	$15,251	$15,728

Non-performing loans to loans receivable, net	0.70%	0.72%
Non-performing assets to total assets	0.44%	0.46%
Allowance for loan losses to non-performing loans	82.23%	86.74%
Allowance for loan losses to non-performing assets	75.56%	79.95%
Allowance for loan losses to total loans	0.58%	0.62%
Net charge-offs	$(173)	$(148)
Net charge-offs to avg loans (annualized)	-0.02%	-0.01%
Allowance for loan losses	$11,523	$12,574

	June 30,	December 31,
	2007	2006
Deposit Analysis
Noninterest-bearing checking	$97,197	$104,821
Interest-bearing checking	166,410	174,206
Savings accounts	199,332	200,016
Money market accounts	276,430	248,542
Certificate accounts	1,362,072	1,431,056

Total Deposits	$2,101,441	$2,158,641